Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Marc Holliday

President

- or -

Michael W. Reid

Chief Operating Officer

(212) 594-2700

SL GREEN REALTY CORP. ACQUIRES 45% INTEREST

IN 1221 AVENUE OF THE AMERICAS FOR $450 MILLION

New York, NY, December 29, 2003 - SL Green Realty Corp. (NYSE: SLG) announced today the purchase of a 45% ownership interest in 1221 Avenue of the Americas for $450 million, or $394 per square foot, from The McGraw-Hill Companies (NYSE: MHP).  Rockefeller Group International, Inc. will retain its 55% ownership interest in 1221 Avenue of the Americas and it will continue to manage the property.

1221 Avenue of the Americas, known as The McGraw-Hill Companies building, is an approximately 2.55 million square foot, 50 story class “A” office building located in Rockefeller Center.  The property is 100% leased to tenants including The McGraw-Hill Companies, Rockefeller Group International, Inc., Morgan Stanley, Société Générale and J.P. Morgan Chase & Co.  The McGraw-Hill Companies has owned its interest and maintained a significant presence in the building since its construction in 1972.  The going-in unlevered cash NOI yield on investment is 8.0% based on fully escalated in-place rents averaging $51.62 per square foot.

The purchase price of $450 million was reduced by an amount equal to 45% of underlying property ownership indebtedness in the amount of $175 million, provided by Wachovia Capital Markets, LLC and was paid in cash. The Company funded the cash component, in part, with proceeds from its offering of approximately $158 million Series C Redeemable Preferred Stock that closed earlier in the month.  The balance of the proceeds was funded with the Company’s unsecured line of credit and a $100 million term loan provided by Wells Fargo Bank, N.A.

Stephen L. Green, Chairman and CEO of SL Green, stated, “We welcome 1221 Avenue of the Americas to our growing core portfolio of premier office buildings.  This world-class asset boasts a spectacular street presence, 100% occupancy to a blue chip tenant roster, up to 75,000 square foot floor plates that are ideal for major corporate tenancy and an address in the heart of Rockefeller Center, one of the greatest office submarkets in the world.  2003 has been a year of top quality acquisitions for us, and the addition of this exceptional asset to our portfolio is the pinnacle of our very active, very successful year.”

5

Marc Holliday, President of SL Green, added, “This acquisition again demonstrates our ability to source, structure and close highly complex, privately negotiated transactions.  Furthermore it aligns perfectly with our strategy of consistently upgrading the portfolio while generating substantial and immediate earnings growth, long term value creation and investing with top caliber partners.  It is a testament to our brand’s strength in the competitive New York market to have the opportunity to complete this transaction with The McGraw-Hill Companies and Rockefeller Group International, Inc. on this high profile transaction.”

Woody Heller and Carly Borg, formerly of CB Richard Ellis and now with Studley, together with Stephen Siegel of CB Richard Ellis represented The McGraw-Hill Companies on the sale of its interest.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust (“REIT”) that acquires, owns, repositions and manages a portfolio of Manhattan office properties.  The Company is the only publicly held REIT that specializes exclusively in this niche.

#   #   #

To receive SL Green’s latest news release and other corporate documents via FAX at no cost, please contact the Investor Relations office at 212-216-1601.  All releases and supplemental data can also be downloaded directly from the SL Green website at: www.slgreen.com.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations.  Actual results could vary from those presented herein.  The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond the Company’s control.  We undertake no obligation to publicly update or revise any of the forward-looking information.  For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

6